Exhibit 4(a) 15



                             November 21, 1996


Entergy Corporation
639 Loyola Avenue
New Orleans, Louisiana  70113

Entergy Technology Holding Company
c/o Entergy Corporation
639 Loyola Avenue
New Orleans, Louisiana  70113


               Re: Guaranty and Acknowledgment Agreement
                   dated as of October 3, 1996

Ladies and Gentlemen:

          Reference is made to the Guaranty and
Acknowledgement Agreement dated as of October 3, 1996 (the
"Guaranty Agreement") among each of you and the undersigned.

          The undersigned hereby agrees with you that the Guaranty Agreement shall be amended as follows:

          (a) Section 5.2 shall be amended by deleting the words "each of ETHC and its respective subsidiaries" beginning in the third line thereof and inserting in lieu thereof the word "ETHC"; and

          (b)  Section 6.1 shall be amended as follows:

          (i) by inserting "; Indemnification" immediately following the word "Expenses" and immediately preceding the period in the heading of such Section 6.1;

          (ii) by inserting "(a)" immediately preceding the existing paragraph; and

          (iii) by inserting a clause (b) reading in its entirety as follows:

          "(b) ETHC and Entergy hereby agree, jointly and severally, to indemnify and hold the Guaranteed Party and its Affiliates and its officers, directors, employees and professional advisors (each, an "Indemnified Person") harmless from and against any and all claims, damages, losses, liabilities, costs or expenses (including reasonable attorney's fees and expenses, whether or not such Indemnified Person is named as a party to any proceeding or is otherwise subjected to judicial or legal process arising from any such proceeding) that any of them may incur or which may be claimed against any of them by any person or entity by reason of or in connection with the execution, delivery or performance of this Agreement, the ETHC Note, the Escrow Note, the Note Purchase Agreement, the Seller Note and any other instruments or documents which may be delivered in connection with this Agreement, the ETHC Note, the Escrow Note, the Note Purchase Agreement or the Seller Note or any transaction contemplated thereby, except that no Indemnified Person shall be entitled to any indemnification hereunder to the extent that such claims, damages, losses, liabilities, costs or expenses are finally determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Person. The obligations of each of ETHC and Entergy under this
     Section 6.1(b) shall survive the repayment of all amounts owing to the Guaranteed Party, in such capacity or otherwise, under this Agreement and the Notes. If and to the extent that the obligations of ETHC and Entergy under this Section 6.1(b) are unenforceable for any reason, ETHC and Entergy agree, jointly and severally, to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law."

          (c) Article VI shall be amended by inserting the following definition in alphabetical order:

          "Affiliate" means, as to any Person, any other
     Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.


          In connection with the amendment contemplated by clause (a) above, the undersigned hereby waives (i) any failure to comply with Section 5.2 of the Guaranty Agreement as in effect before giving effect to the foregoing amendment that may have occurred and that would not be a failure to comply with Section 5.2 as amended hereby and (ii) any Event of Default that may have arisen under either the ETHC Note or the Escrow Note (each as defined in the Guaranty Agreement) as a result of any such failure to comply with Section 5.2 as in effect before giving effect to the foregoing amendment.

          Except as amended hereby and except to the extent waived hereunder, the Guaranty Agreement, the ETHC Note and the Escrow Note remain in full force and effect and are hereby ratified and confirmed.

          The rights and duties of the undersigned and each of you under this letter agreement shall, pursuant to New
York General Obligations Law Section 5-1401, be governed by the law of the State of New York.

          This letter agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one letter agreement.

          Please confirm your acceptance of the foregoing by signing below where provided.



                               THE BANK OF NEW YORK



                               By:
                                  Name:
                                  Title:



Accepted and agreed:


ENTERGY CORPORATION



By:
   Name:
   Title:



ENTERGY TECHNOLOGY HOLDING COMPANY



By:
   Name:
   Title: